Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2015 Financial Results

Dallas, Texas – November 6, 2014 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the first quarter ended September 27, 2014.

First Quarter Fiscal Year 2015 Compared to First Quarter Fiscal Year 2014

Revenue in the first quarter of fiscal 2015 increased $16.2 million, or 55.7%, to $45.3 million. The improvement in revenue is attributed largely to the increased demand for our environmental systems applications, as well as the addition of CCA Combustion Solutions (“CCA”), which was acquired in March 2014. Additionally, activity in China, the Middle East and North Africa resulted in stronger revenue in our Process Products segment.

Gross profit increased in the quarter by $5.1 million, or 52.8%, to $14.8 million. The increase in gross profit is largely attributed to the higher revenue in the period. The gross profit as a percent of revenue in the first quarter was 32.8% compared to 33.4% in the prior year. Revenue mix, as well as the benefit of corrective actions taken to address project cost overruns and supply chain inefficiencies in the United States manufacturing operations, drove the improvement in the gross margin percentage when compared to recent quarters.

Operating expenses increased $1.3 million, or 11.8%, primarily due to the additional operating expenses of the CCA operations acquired in March 2014. As the operating expenses are largely fixed in nature, the operating expenses as a percentage of revenue decreased significantly on the higher relative level of revenue.

The net income attributable to PMFG, Inc. common stockholders was $1.9 million or $0.09 per diluted share in the quarter compared to a net loss of $1.6 million or $(0.07) per diluted share in the prior year.

Reporting Segments

Process Products – Our Process Products segment, which includes separation and filtration equipment utilized in power generation, natural gas infrastructure and petrochemical processing, accounted for 63% of the consolidated revenue in the quarter. Segment revenue increased $4.0 million or 16.2% in the quarter, to $28.5 million on higher demand in the Asia-Pacific and EMEA regions. Gross profit increased $1.0 million, largely attributed to the increase in revenue. The gross profit as a percent of revenue was 31.5% compared to 32.4% in the prior year and 20.4% in the fiscal fourth quarter. Management has undertaken a number of initiatives to minimize the impact of cost overruns and inefficiencies in our US manufacturing facilities that contributed to lower gross margin in fiscal 2014. The gross margin percentage in the quarter reflects the impact of such initiatives. Segment operating income increased $1.0 million, or 37.9%, in the quarter.

Net bookings in the quarter totaled $24.1 million; an increase of $3.8 million when compared to the immediately preceding quarter. The net bookings reflect the removal from backlog of a $2.5 million project in the Middle East that management has concluded is no longer probable of being recognized as future revenue. Segment backlog totaled $65.0 million as of September 27, 2014.

Environmental Systems – Our Environmental Systems segment revenue, which includes air pollution control equipment and combustion conversion solutions, accounts for the balance of our consolidated revenue. Segment revenue increased $12.2 million or over 200% in the quarter, to $16.8 million, partially attributed to the acquisition of CCA in March 2014. Gross profit increased $4.1 million, largely attributed to the increase in revenue. The gross profit as a percent of revenue was 34.9% compared to 39.0% in the prior year and 34.4% in the fiscal fourth quarter. The lower relative gross margin compared to last year is due to an especially favorable project mix in last year’s fiscal first quarter. Segment operating income increased $2.9 million or over 300% in the quarter.

Net bookings in the quarter totaling $14.2 million. Because environmental system opportunities are fewer and larger when compared to our Process Products segment, the bookings will vary significantly from quarter to quarter. Segment backlog totaled $44.0 million as of September 27, 2014.

Net Bookings and Backlog

Net bookings in the quarter totaled $38.4 million compared to $42.4 million in the first quarter of fiscal 2014 as higher Environmental Systems bookings were offset by lower Process Products bookings. The timing and relative size of bookings will result in significant variations between quarters. Bookings for the trailing 12 months totaled $155.4 million compared to $159.3 million in fiscal 2014. The backlog decreased $6.9 million from June 29, 2014 to $109.0 million as we accelerated production schedules on multiple projects to meet customer delivery requirements. The Company anticipates approximately 90% of the backlog as of September 27, 2014 will be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At September 27, 2014, the Company reported $38.7 million of cash and cash equivalents, including $15.0 million of cash and cash equivalents which is restricted as security for outstanding letters of credit and bank guarantees, total assets of $175.5 million, net working capital of $55.9 million and a current ratio of 2.0 to 1.0.

Unrestricted cash and cash equivalents decreased $3.5 million during the first quarter fiscal 2015 compared to an increase of $6.9 million in the first quarter fiscal 2014. The Company’s use of cash during the quarter was attributed to the repayment of a short-term loan in China; fixed assets additions in our China facility and an increase in working capital balances.

Fiscal Year 2015 Outlook

We finished the first quarter with a solid backlog of $109.0 million, $11.5 million higher than the end of the first quarter of the prior year. We continue to expect revenue in fiscal 2015 to be in the range of $150 and $160 million. Growth will be driven primarily by a modest recovery in Process Products and continued strength in Environmental Systems. Gross margins in the first quarter improved at a faster than anticipated rate and we now expect our full year gross profit range to be consistent with our historical range of 30% - 32%. This compares to our prior expectations of not reaching the 30% - 32% target until the fourth quarter. Operating expenses are expected to remain relatively stable except for the impact of the acquisition of CCA and certain engineering and project management resources. In aggregate these are expected to add approximately $1 million in quarterly operating expenses when compared with fiscal 2014.

Industry Conditions and Forward Outlook

Peter J. Burlage, Chief Executive Officer, stated, “We are pleased with our start to fiscal 2015 as we are realizing the benefits of the efficiency and manufacturing improvements implemented earlier this year. Our team continues to work hard and we remain focused on driving profitable growth for our stockholders and achieving our long-term objectives.”

Mr. Burlage continued, “We are encouraged by the strong backlog we were able to maintain in the first quarter, but the global economic environment remains uncertain. We will continue to keep a close watch on developments in Europe and the Middle East where geopolitical turmoil can impact our business. China also remains a key growth market and the timing of infrastructure projects in our market segments in the region is fluid. Despite these factors, I am encouraged by the progress we are making internally and believe we remain very well positioned to leverage the global growth trends in power generation and the natural gas value chain in fiscal 2015 and beyond.”

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the quarter ended September 27, 2014, during a conference call scheduled for Thursday, November 6, 2014, at 9:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 318 8617 (domestic) or +1 617 399 5136 (international) and entering access code 76132639, a few minutes before 9:30 a.m. EST on November 6, 2014. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through November 13, 2014 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 68790331. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, estimations, projections, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements and projections. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, filed on September 10, 2014. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blue Shirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended September 27,			Three Months Ended September 28,
	2014			2013
Operating Results	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Revenues	$45,259	$—	$45,259	$29,071	$—	$29,071
Cost of goods sold	30,425	399	30,824	19,364	50	19,414

Gross profit	14,834	(399)	14,435	9,707	(50)	9,657
Operating expenses	12,704	399	13,103	11,367	—	11,367

Operating income	2,130	(798)	1,332	(1,660)	(50)	(1,710)
Other income (expense):
Interest income	15	—	15	18	—	18
Interest expense	(331)	—	(331)	(438)	—	(438)
Foreign exchange gain (loss)	46	—	46	(203)	—	(203)
Other income (expense), net	274	—	274	66	—	66

Income (loss) before income taxes	2,134	(798)	1,336	(2,217)	(50)	(2,267)
Income tax benefit (expense)	(294)		(294)	647	14	661

Net earnings (loss)	1,840	(798)	1,042	(1,570)	(36)	(1,606)
Less net income (loss) attributable to noncontrolling interest	(76)	—	(76)	11	—	11

Net earnings (loss) attributible to PMFG	$1,916	$(798)	$1,118	$(1,581)	$(36)	$(1,617)

Income (loss) applicable to PMFG common stockholders	$1,916	$(798)	$1,118	$(1,581)	$(36)	$(1,617)

Basic earnings per share	$0.09		$0.05	$(0.07)		$(0.08)
Diluted earnings per share	$0.09		$0.05	$(0.07)		$(0.08)
Weighted-average shares outstanding
Basic	21,231		21,231	21,077		21,077
Diluted	21,353		21,353	21,077		21,077
Adjusted EBITDA
Net earnings (loss)			$1,042			$(1,606)
Depreciation and amortization			684			578
Interest expense, net			316			420
Income tax expense (benefit)			294			(661)

Adjusted EBITDA			$2,336			$(1,269)

	September 27,	June 28,
Condensed Balance Sheet Information	2014	2014
Current assets	$112,472	$104,834
Non-current assets	63,069	62,389

Total assets	$175,541	$167,223

Current liabilities	$56,539	$49,725
Long term debt	14,017	14,149
Other non current liabilities	5,848	5,877
Total equity	99,137	97,472

Total liabilities and equity	$175,541	$167,223

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain one-time events. A one-time settlement with the Nitram selling shareholders to reimburse the Company for previously incurred warranty and environmental remediation and monitoring costs is excluded in the non-GAAP results for the three months ended September 27, 2014. One-time costs associated with transitioning to our new manufacturing facilities offset by the gain on the sale of the former manufacturing facility in Denton, Texas, are excluded in the non-GAAP results for the three months ended September 28, 2013. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.